UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

Spark Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32750 (Commission File Number)	20-8901733 (IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600 Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)

(310) 893-0550
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2016, Spark Networks, Inc. (the “Company”) and certain of its direct and indirect subsidiaries, as co-borrowers, entered into a two-year Loan and Security Agreement (the “Credit Agreement”) with Western Alliance Bank, as lender (the “Bank”).  Under the Credit Agreement, the Company and the co-borrowers have a revolving line of credit available of up to $10.0 million, with an aggregate sublimit of $500,000 for ancillary services (including letters of credit, cash management services and foreign exchange transaction services).

The availability of credit at any given time under the revolving line of credit is limited by reference to a borrowing base formula based upon the eligible GAAP revenue of the borrowers and an advance rate percentage calculated in accordance with the terms of the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at the prime rate (which shall have a floor of 3.25%) plus 0.25%.  In addition, the Company is required to pay a quarterly unused line fee equal to 0.30% per annum of the unused portion of the revolving line of credit during the applicable quarter.  The Credit Agreement provides for interest-only payments during its term, with principal due at maturity.  Pursuant to the Credit Agreement and the intellectual property security agreement entered into by each of the borrowers on January 22, 2016 (each an “IP Security Agreement”), the Company and each of the co-borrowers has granted to the Bank a security interest in substantially all of its respective personal property, including intellectual property, to secure the obligations under the Credit Agreement and the other loan documents.

The Credit Agreement contains various restrictive covenants (applicable, in most instances, to both the borrowers and their subsidiaries), including limitations on the ability to sell assets, change the current line of business, merge or consolidate with or into another person, incur additional debt, grant liens, pay dividends or make other distributions, make loans or other investments, enter into transactions with affiliates, make any payment in respect of any subordinated debt and make capital expenditures (without the Bank’s prior written consent) in any fiscal year in excess of $3.75 million, along with other restrictions and limitations typical to credit agreements of this type and size.

The financial covenants in the Credit Agreement, which are only tested when there are any outstanding credit extensions thereunder and/or prior to any request for a credit extension, are as follows: the Company, on a consolidated basis, must maintain (i) as of the last day of each fiscal quarter, actual minimum Adjusted EBITDA (as defined in the Credit Agreement) of at least 80% of the projected Adjusted EBITDA set forth in the annual operating budget and projections of the Company (the “Plan”) delivered to and approved by the Bank, measured on a trailing three month basis; (ii) as of the last day of each fiscal quarter, actual minimum revenue of at least 80% of the projected revenue set forth in the Plan, measured on a trailing three month basis; and (iii) unrestricted cash at the Bank of at least $3.0 million, tested monthly on the last business day of each month.

The above description is a summary only and is qualified in its entirety by reference to the Credit Agreement and the form of IP Security Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 above is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Loan and Security Agreement dated as of January 22, 2016 among Spark Networks, Inc., as borrower, certain of Spark Networks, Inc.’s direct and indirect subsidiaries named therein as co-borrowers and Western Alliance Bank, as lender.

10.2	Form of Intellectual Property Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Dated: January 26, 2016	By:	/s/ Robert W. O’Hare
Robert W. O’Hare
Chief Financial Officer
(Principal financial officer and duly authorized signatory)

Exhibit Index

Exhibit No.	Description

10.1

Loan and Security Agreement dated as of January 22, 2016 among Spark Networks, Inc., as borrower, certain of Spark Networks, Inc.’s direct and indirect subsidiaries named therein as co-borrowers and Western Alliance Bank, as lender.

10.2	Form of Intellectual Property Security Agreement.